EXHIBIT 21.1
SUBSIDIARIES OF SAFEGUARD SCIENTIFICS, INC.
Exclusive of immaterial subsidiaries and companies in which the Registrant holds a minority interest, as of March 16, 2009, the Registrant had the following subsidiaries:

NAME	PLACE OF INCORPORATION
Bonfield Fund Management, L.P.	DELAWARE
Bonfield VII, Ltd.	BRITISH VIRGIN ISLANDS
Bonfield Partners Capital, L.P.	DELAWARE
ChromaServices, Inc.	DELAWARE
ChromaVision International, Inc.	DELAWARE
Clarient, Inc.	DELAWARE
Clarient Diagnostic Services, Inc.	DELAWARE
Novitas Capital Management, L.P.	DELAWARE
Novitas Capital II Management, L.P.	PENNSYLVANIA
Safeguard 99 Capital, L.P.	DELAWARE
Safeguard 2000 Capital, L.P.	DELAWARE
Safeguard 2001 Capital, L.P.	DELAWARE
Safeguard Capital Management, Inc.	DELAWARE
Safeguard Delaware, Inc.	DELAWARE
Safeguard Fund Management, Inc.	DELAWARE
Safeguard Fund Management, L.P.	DELAWARE
Safeguard Partners Capital, L.P.	DELAWARE
Safeguard Scientifics (Delaware), Inc.	DELAWARE
Safeguard Scientifics Foundation	PENNSYLVANIA
Safeguard Technologies, Inc.	DELAWARE
SSI Management Company, Inc.	DELAWARE
SSI Partnership Holdings (Pennsylvania), Inc.	PENNSYLVANIA